Unitrin Completes Acquisition of Merastar Insurance Company

CHICAGO - (BusinessWire) - July 2, 2007 - Unitrin, Inc. (NYSE:UTR) announced that its subsidiary, Trinity Universal Insurance Company, has completed its acquisition of Merastar Insurance Company for a cash payment of approximately $47 million.

Merastar Insurance is based in Chattanooga, Tennessee and specializes in the sale of personal automobile and homeowners' insurance through employer-sponsored voluntary benefit programs. As previously announced, Merastar Insurance will become a part of Unitrin Direct, Unitrin's direct-to-consumer business segment.

Unitrin's Chief Executive Officer, Don Southwell, said: "We are extremely pleased to have Merastar Insurance join our family of companies. Its products and distribution channels nicely complement Unitrin Direct's existing business model. We are impressed with the quality and professionalism of the Merastar staff and welcome them into our ranks."

Unitrin is a $3 billion financial services company focused on creating shareholder value by providing through its subsidiaries a diverse array of insurance and consumer finance products and services for individuals, families and small businesses.

Among the brands in Unitrin's Property and Casualty Insurance businesses are Kemper Auto and Home, Unitrin Specialty and Unitrin Business Insurance, which sell personal and commercial insurance through a network of independent agents and Unitrin Direct, which sells auto insurance directly to consumers. Unitrin Life and Health Insurance businesses bring a high level of personalized service to their customers. Unitrin's consumer finance subsidiary, Fireside Bank, specializes in automobile loans for the purchase of pre-owned vehicles. Additional information about Unitrin, is available by visiting its website (www.unitrin.com).

CONTACT: Unitrin, Inc.

David F. Bengston, 312-661-4930

investor.relations@unitrin.com